EXHIBIT 3.1

Document must be filed electronically. Paper documents are not accepted.	Colorado Secretary of State Date and Time: 09/09/2021 02:26 PM ID Number: 19941033868
Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Document number: 20211834197 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

	ID number	19941033868
(Colorado Secretary of State ID number)

	Entity name	Web Blockchain Media, Inc. .

2.	The new entity name (if applicable) is _________________________________________________________.

3.	(If the following statement applies, adopt the statement by marking the box and include an attachment.)
☒This document contains additional amendments or other information.

4.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are _________________________________________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6.	The true name and mailing address of the individual causing the document to be delivered for filing are	Bart	Ken
		(Last)	(First)	(Middle)	(Suffix)

437 Madison Ave
(Street name and number or Post Office Box information)

25th Floor

		New York	NY	10022
		(City)	(State)	(Postal/Zip Code)

United States
		(Province – if applicable)	(Country – if not US)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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AMENDED ARTICLES OF

INCORPORATION OF

WEB BLOCKCHAIN MEDIA, INC.

**************************************************************

The undersigned, pursuant to the provisions of the laws of the State of Colorado relating to private corporations, hereby adopts the following Amended Articles of Incorporation:

ARTICLE ONE. (NAME)

The name of the corporation is: WEB BLOCKCHAIN MEDIA, INC.

ARTICLE TWO. (PURPOSES)

The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Colorado or of the United States of America, and without limiting the generality of the foregoing, specifically:

I. (OMNIBUS). To have to exercise all the powers now or hereafter conferred by the laws of the State of Colorado upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

II. (CARRYING ON BUSINESS OUTSIDE STATE). To conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

III. (PURPOSES TO BE CONSTRUED AS POWERS). The purposes specified herein shall be construed both as purposes and powers and shall be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

ARTICLE THREE. (CAPITAL STOCK)

The corporation shall have authority to issue an aggregate of FIVE BILLION TEN MILLION (5,010,000,000) shares of stock, par value $0.0001 per share divided into two (2) classes of stock as follows:

a) Non-Assessable Common Stock: FIVE BILLION (5,000,000,000) shares of Common stock, Par Value $0.0001 per share, and b) Preferred Stock: Ten Million (10,000,000) shares of Preferred stock, Par Value $0.0001 per share.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any un-issued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The corporations capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value. Holders of the corporation’s Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

ARTICLE FOUR. (ASSESSMENT OF STOCK)

The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

ARTICLE FIVE. (DIRECTORS)

The affairs of the corporation shall be governed by a Board of Directors of not more than nine (9) or less than one (1) person. The Board of Directors may choose, in its sole discretion, to increase or decrease the amount of directors by majority written consent of the Board of Directors.

ARTICLE SIX. (PERIOD OF EXISTENCE)

The period of existence of the Corporation shall be perpetual.

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ARTICLE SEVEN. (BY-LAWS)

The Board of Directors shall have the power to alter, amend, or repeal the By-laws, or to adopt new Bylaws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the Bylaws.

ARTICLE EIGHT. (STOCKHOLDERS MEETINGS)

Meetings of stockholders shall be held at such place within or without the State of Colorado as may be provided by the Bylaws of the corporation. The President or any other executive officer of the corporation, the Board of Directors, or any member may call special meetings of the stockholders thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power of the Corporation.

ARTICLE NINE. (CONTRACTS OF CORPORATION)

No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall be any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were no such director or officer of such other corporation or not so interested.

ARTICLE TEN. (LIABILITY OF DIRECTORS AND OFFICERS)

No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Ten shall not eliminate or limit the liability of a director or officer for (I) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Colorado Revised Statutes.

IN WITNESS WHEREOF, The undersigned has hereunto affixed his/her signature at Studio City, California, this 9th day of September, 2021.

/s/ Steve Slome

Steve Slome

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AMENDED CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

of

WEB BLOCKCHAIN MEDIA, INC.

Web Blockchain Media, Inc. a corporation organized and existing under the laws of the State of Colorado (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

Designation. The designation of this series, which consists of 10,000,000 shares of Series A Preferred Stock, is the Series A Preferred Stock (the “Series A Preferred Stock”) and the face amount shall be $0.0001 per share (the “Face Amount”).

II. RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation’s Common Stock, (ii) pari passu with any other class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

III. LIQUIDATION PREFERENCE

The Series A Preferred shall have no liquidation preference over any other class of stock.

IV. VOTING RIGHTS

Except to the extent otherwise required by applicable Law, each share of Series A Preferred Stock shall be entitled to the number of votes equal to 300 shares of common stock at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

V. DIVIDEND RIGHTS

In the event that any cash dividend on the Common Stock is declared by the Board, the Board shall simultaneously declare a dividend for each share of Series A Preferred Stock in an amount equal to the product of (i) the per share dividend declared and to be paid in respect of each share of Common Stock and (ii) the amount of common stock the Series A Preferred Stock is convertible into under Section VI in effect at the close of business on the date immediately prior to the record date for such dividend, with such dividend to be payable on the same payment date established by the Board for the payment of such dividend to the holders of Common Stock. The record date for any such dividend shall be the record date for the applicable dividend on the Common Stock, and any such dividend shall be payable with respect to each share of Series A Preferred Stock to the Holder to whom such share is registered, as reflected on the stock register of the Corporation, at the close of business on the applicable record date.

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VI. CONVERISON RIGHTS

The shares of Series A Preferred Stock shall have no conversion rights of any kind or nature.

VII. AMENDEMENTS

The Certificate of Incorporation of the Company or this designation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Participating Preferred Stock voting separately as a class.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 9th day of September 2021.

WEB BLOCKCHAIN MEDIA, INC.

By:	/s/ Steve Slome
Name:	Steve Slome
Title:	CEO

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